Exhibit 4.01
INTUIT INC.
OFFICERS’ CERTIFICATE
     Pursuant to Section 1.02 and 3.01 of the Indenture dated as of March 7, 2007 (the “Indenture”) between the Intuit Inc., a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), the undersigned officers of the Company do hereby certify on behalf of the Company, solely in their respective capacities as officers of the Company and not as individuals, as follows in connection with the issuance of the Company’s $500,000,000 aggregate principal amount of 5.40% Senior Notes due 2012 and $500,000,000 aggregate principal amount of 5.75% Senior Notes due 2017 (collectively, the “Securities”) under the Indenture:
     1.     All conditions precedent under the Indenture to the issuance, authentication and delivery of the Securities have been complied with.
     2.     The undersigned have read the conditions referred to in paragraph 1 above and the definitions contained in the Indenture relating thereto.
     3.     The statements of the undersigned contained herein are based upon their participation in the issuance of the Securities and a review of the Indenture.
     4.     Each of the undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph 1 above have been complied with.
     5.     The terms of the Securities are as follows:

Title:	5.40% Senior Notes due 2012 (the “2012 Notes”)

5.75% Senior Notes due 2017 (the “2017 Notes”)
Aggregate Principal Amount at Maturity for all Series of Securities:	$500,000,000 of 2012 Notes $500,000,000 of 2017 Notes

Maturity Date:	2012 Notes — March 15, 2012

2017 Notes — March 15, 2017

Interest:	2012 Notes — 5.40% per annum, accruing from March 12, 2007, payable on March 15 and September 15 of each year to the person in whose name the 2012 Notes are registered at the close of business on the March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date, commencing on September 15, 2007.

2017 Notes — 5.75% per annum, accruing from March 12, 2007, payable on March 15 and September 15 of each year to the person in whose name the 2017 Notes are registered at the close of business on the March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date, commencing on September 15, 2007.

Denomination and Registration:	The Securities are in registered, book-entry form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Securities shall be issuable in the form of one or more Global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, acting as Depository for the Securities.

Optional Redemption:	The Company may at its option redeem the Securities of either series, at any time, in whole or in part, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Securities to be redeemed at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Securities to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in each of the 2012 Notes and 2017 Notes), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.15% (15 basis points), in the case of the 2012 Notes, and the Treasury Rate plus 0.20% (20 basis points), in the case of the 2017 Notes, plus, in the case of each of clause (i) or (ii), accrued and unpaid interest thereon to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States

Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Independent Investment Banker” means Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., or their respective successors as may be appointed from time to time by the Company; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and two other primary treasury dealers selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

Purchase of Securities upon a Change of Control Repurchase Event:	Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Securities, the Company will be required to make an offer to each holder of the Securities to repurchase all or any part (in integral multiples of $1,000) of that holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase.

Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each securityholder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred or is about to occur and that such holder has the right to require the Company to purchase such holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control Repurchase Event or, if the Change of Control is about to occur, the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed);

(4) the instructions, as determined by the Company, that a holder must follow in order to have its Securities purchased; and

(5) that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the specified purchase date, if mailed prior to the date of consummation of the Change of Control.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1) accept for payment all the Securities or portions of the Securities properly tendered pursuant to its offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Securities or portions of the Securities properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.

The Paying Agent will promptly mail to each holder of Securities properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered.

Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event with respect to a particular series of Securities, if, with respect to such series of Securities, a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities of such series properly tendered and not withdrawn under its offer.

The Company shall comply, to the extent applicable, with the requirements of Section 14(e)(1) of the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Re purchase Event provisions of the Securities by virtue of such conflict.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company or one of its subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Voting Stock of the Company; or (4) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the Securities are rated by both Moody’s Investors Service Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) on the Rating Date as Investment Grade, the rating of the Securities shall be reduced so that the Securities are rated below Investment Grade by both Rating Agencies, or (b) in the event the Securities (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency, the rating of the Securities by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) so that the Securities are then rated below Investment Grade by both Rating Agencies or (2) are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Securities by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories). Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Rating Date” means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Category” means (i) with respect to S&P, any of

the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Securities has decreased by one or more gradations, gradations within Rating Categories (+ and — for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants:	In addition to the covenants described in Article 10 of the Indenture, while the 2012 Notes and the 2017 Notes are Outstanding, the Company shall be bound by the following covenants:

A. Limitation on Liens

The Company will not directly or indirectly incur, and will not permit any of its wholly-owned subsidiaries to directly or indirectly incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any of its wholly-owned subsidiaries or (b) any shares of stock or indebtedness of any of its wholly-owned subsidiaries (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Securities (together with, at the option of the Company, any other indebtedness or guarantees of the Company or any of its subsidiaries ranking equally in right of payment with the Securities or such guarantee) are equally and ratably secured with or, at the option of the Company, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1) Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of the Company or a subsidiary of any subsidiary of the Company, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens on property, shares of stock or indebtedness existing at the time of acquisition by the Company or any of its subsidiaries or a subsidiary of any subsidiary of the Company of such property, shares of stock or indebtedness (which may include property previously leased by the Company or any of its subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3) Liens securing indebtedness of the Company or any of the Company’s subsidiaries owing to the Company or any of its subsidiaries;

(4) Liens existing on the date of the initial issuance of the Securities (other than any additional Securities);

(5) Liens on property or assets of a person existing at the time such person is merged into or consolidated with the Company or any of its subsidiaries, at the time such person becomes a subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to the Company or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the Securities;

(8) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than

30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; or

(11) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (10) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (10) shall not extend to or cover any property of the Company or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its wholly-owned subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Securities, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (11) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the “Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 20% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its subsidiaries also may, without equally and ratably securing the Securities, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

B. Limitation on Sale and Leaseback Transactions

The Company will not directly or indirectly, and will not permit any of its wholly-owned subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the Securities (other than any additional Securities);

(2) such transaction was for the sale and leasing back to the Company or any of its wholly-owned subsidiaries of any property by one of its subsidiaries;

(3) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiaries within a period of not more than three years);

(4) the Company would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Securities pursuant to the second paragraph of the “Limitation on Liens” covenant described above; or

(5) the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver Securities to the Trustee for cancellation, such Securities to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its wholly-owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “Limitation on Liens” covenant described above, does not exceed 20% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Additional Definitions:	“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”), included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any direct or indirect subsidiaries of the Company, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any direct or indirect subsidiary of the Company or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the Company’s principal offices in Mountain View, California, each research and development facility and each service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America owned by the Company or any of its wholly-owned subsidiaries, except such as the Company’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its subsidiaries taken as a whole) not to be of material importance to the business of the Company and its subsidiaries, taken as a whole.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Additional Events of Default:	In addition to the Events of Default described in Section 5.01 of the Indenture, each of the following is an Event of Default under the Indenture: (1) a failure to pay principal of or premium, if any, on any Security when due at its stated maturity date, upon optional redemption or otherwise; (2) a failure to repurchase Securities of each series tendered for repurchase following the occurrence of a Change of Control

Repurchase Event in conformity with “Purchase of Securities upon a Change of Control Repurchase Event” above; (3)(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of the Company (other than indebtedness of the Company owing to any of its subsidiaries) outstanding in an amount in excess of $100,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of the Company (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and Trustee by the holders of not less than 25% in principal amount of outstanding Securities of such series, (including any additional Securities) provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the Event of Default will be deemed cured.

Modification without Consent:	The Company and the Trustee may, without the consent of any holders, change the Indenture for the following purposes: (1) to evidence the succession of another person to the Company and the assumption by such successor of the covenants of the Company under the Indenture and the Securities; (2) to add to covenants of the Company for the benefit of holders of the Securities or to surrender any right or power conferred upon the Company; (3) to add any additional Events of Default for the benefit of holders of the Securities; (4) to add or change any of the provisions of the Indenture as necessary to permit or facilitate the issuance of Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of the Securities in uncertificated form; (5) to secure the Securities; (6) to add or appoint a successor or separate Trustee; (7) to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of the Securities are not adversely affected in any material respect; (8) to supplement any of the provisions of the Indenture to permit or facilitate the defeasance and discharge of any series of Securities, provided that the interests of the holders of Securities are not adversely affected in any material respect.

Further Issuances:	The Company may from time to time, without notice to or the consent of the holders of either series of Securities, create and issue additional Securities of either series having the same terms as, and ranking equally and ratably with the Securities of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional Securities and the first payment of interest following the issue date of such additional Securities), provided that the Company has received an Opinion of Counsel (as defined in the Indenture) confirming that the holders of the outstanding Securities will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such additional Securities were not issued. Such additional Securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the applicable series, and will vote together as one class on all matters with respect to such series.

Conversion:	None

Sinking Fund:	None

Miscellaneous:	The terms of the 2012 Notes shall include such other terms as are set out in the form of the 2012 Notes attached hereto as Exhibit A.

The terms of the 2017 Notes shall include such other terms as are set out in the form of the 2017 Notes attached hereto as Exhibit B.
To the extent that the terms of the Indenture and the Securities conflict, the terms of the Securities shall govern.
Capitalized terms used in this Certificate and not otherwise defined have the meaning given to such terms in the Indenture.
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IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of Intuit Inc.
Dated: March 12, 2007

INTUIT INC.
By:	/s/ Kiran Patel
Name:	Kiran M. Patel
Title:	Senior Vice President and Chief Financial Officer

INTUIT INC.
By:	/s/ David Merenbach
Name:	David Merenbach
Title:	Vice President and Corporate Treasurer